CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the use in this Post-effective Amendment No. 10 to the Registration Statement for the Imperial Financial Services Fund (a series of the Questar Funds, Inc.) ( registration number 333-20177) of all references to our firm included in or made a part of this Amendment.





McCurdy & Associates CPA's, Inc.
Westlake, Ohio
June 25, 2001